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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated February 4, 1997 and the related Letter of Transmittal, and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Offer cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Merrill Lynch & Co.
or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     Notice of Offer to Purchase for Cash

                Any and All Outstanding Shares of Common Stock

                                      of

                                 MaxServ, Inc.

                                      at

                              $7.00 Net Per Share

                                      by

                         Max Acquisition Delaware Inc.

                         a wholly owned subsidiary of

                            Sears, Roebuck and Co.

     Max Acquisition Delaware Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Sears, Roebuck and Co., a New York corporation ("Parent"), is offering to purchase any and all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of MaxServ, Inc., a Delaware corporation (the "Company"), at a price of $7.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 4, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer"). Following the Offer, Purchaser intends to effect the Second Step Merger described below.

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON TUESDAY, MARCH 4, 1997, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED OR UPON THE APPROVAL OF THE BOARD OF DIRECTORS OF THE COMPANY OR ANY COMMITTEE THEREOF. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN TERMS AND CONDITIONS AS SET FORTH IN THE SECTION ENTITLED "THE TENDER OFFER--CERTAIN CONDITIONS OF THE OFFER" OF THE OFFER TO PURCHASE.

     Parent currently beneficially owns 7,033,333 Shares, representing approximately 64.4% of the outstanding Shares at November 30, 1996. Parent has negotiated with the Company, represented by a special committee of the Board of Directors of the Company (the "Special Committee"), as to the terms of the acquisition of the Shares not owned by Purchaser. These negotiations have been unsuccessful to date.

     Following the purchase of the Shares pursuant to the Offer and in accordance with relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), Parent intends to cause Purchaser to be merged with and into the Company (the "Second Step Merger"). Following consummation of the Second Step Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Parent. The timing of the Second Step Merger is set forth in the section entitled "SPECIAL FACTORS--Purpose and Structure of the Offer; Plans for the Company after the Offer" of the Offer to Purchase. At the effective time of the Second Step Merger (the "Effective Time"), each issued and outstanding Share (other than Shares owned by the Company as treasury stock, Shares owned by Parent or Purchaser or any subsidiary thereof, or Shares with respect to which appraisal rights are properly exercised under the DGCL) will be cancelled and converted automatically into the right to receive $7.00 in cash, or any higher price that may be paid per Share in the Offer, without interest thereon.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to First Chicago Trust Company of New York (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for the Shares be paid, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the section entitled "THE TENDER OFFER--Acceptance for Payment and Payment of Shares" of the Offer to Purchase) pursuant to the procedures set forth in the section entitled "THE TENDER OFFER--Procedure for Tendering Shares" of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message, as defined below, in connection with a book-entry transfer and
(iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     Purchaser expressly reserves the right, at any time and from time to time, to extend the period of time during which the Offer is open, including upon the occurrence of any condition specified in the section entitled "THE TENDER OFFER -- Certain Conditions of the Offer" of the Offer to PUrchase, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder's Shares.

      Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 12:00 Midnight, New York City time, on March 4, 1997 (or the latest time and date at which the Offer, if extended by Purchaser, shall expire) and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 4, 1997. For the withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the section entitled "THE TENDER OFFER -- Procedure for Tendering Shares" of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer" as set forth in the section entitled "THE TENDER OFFER -- Procedure for Tendering Shares") of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) and Rule 13e-3(e)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     Requests are being made to the Company for use of the Company's stockholder list and security position listings for disseminating the Offer to holders of Shares and communicating with holders of Shares in connection with the Offer. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder's list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and the related Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager as set forth below and additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be obtained from the Information Agent and will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                            D. F. King & Co., Inc.
                                77 Water Street
                           New York, New York 10005
                         (212) 269-5550 (Call Collect)
                                      or
                        (800) 755-3107 (Call Toll Free)

                     The Dealer Manager for the Offer is:

                              Merrill Lynch & Co.
                            World Financial Center
                                  North Tower
                         New York, New York 10281-1330
                         (212) 449-8209 (Call Collect)

February 4, 1997